EXHIBIT 99.1

Adept Technology Reports Third Quarter Fiscal Year 2013 Results

PLEASANTON, Calif., May 10, 2013 (GLOBE NEWSWIRE) -- Adept Technology, Inc. (Nasdaq:ADEP), a leading provider of intelligent vision-guided and autonomous mobile robotic solutions, today announced financial results for its fiscal 2013 third quarter ended March 30, 2013.

Third Quarter Fiscal 2013 Results

Revenue for the third quarter of fiscal 2013 was $10.9 million, below $17.5 million in revenue for the third quarter of fiscal 2012, and slightly above $10.8 million in revenue for the second quarter of fiscal 2013.  Adept reported a GAAP net loss of $1.8 million, or a loss of $0.17 per share in the third quarter of fiscal 2013, compared to a net loss of $1.5 million, or a loss of $0.16 per share in the third quarter of fiscal 2012, and a net loss of $5.2 million, or a loss of $0.50 per share in the second quarter of fiscal 2013.

Gross margin was 42.7% of revenue in the third quarter of fiscal 2013, compared to 41.1% of revenue in the third quarter of fiscal 2012 and 31.8% in the second quarter of fiscal 2013. Gross margin percentage in the third quarter of fiscal of 2013 returned to a more typical percentage of revenue from the previous quarter's gross margin percentage, which was lower due to reserves for excess and obsolete inventory. Operating expenses in the third quarter of fiscal 2013 were $6.6 million, compared to $8.3 million for the same period last year and $8.8 million in the second quarter of fiscal 2013.  Operating expenses in the third quarter of fiscal 2013 included $114,000 in restructuring expenses. The second quarter of fiscal 2013 included $392,000in restructuring expenses and a $1.7 million charge for the impairment of intangible assets and goodwill.  The Company's operating loss for the third quarter of fiscal 2013 was $1.9 million, compared to an operating loss of $1.2 million for the third quarter of fiscal 2012 and an operating loss of $5.3 million in the second quarter of fiscal 2013.

Adept's non-GAAP adjusted EBITDA loss in the third quarter of fiscal 2013 was $1.1 million, compared with an adjusted EBITDA loss of $51,000 in the third quarter of fiscal 2012, and adjusted EBITDA loss of $2.4 million in the second quarter of fiscal 2013. A discussion of this non-GAAP measure and reconciliation to the applicable GAAP measure is included below.

Adept's cash and cash equivalents at the end of the third quarter of fiscal 2013 totaled $6.7 million, compared to cash and cash equivalents of $6.9 million at the end of the second fiscal quarter of 2013. The Company had no line of credit borrowings at the end of the second or third fiscal quarters of 2013.

"During the third fiscal quarter, the Company accepted additional orders for our mobile robots in the semiconductor space and received our first order in the logistics space. We also restored margins to historical levels and are on target with our company wide cost reduction plans. While our European markets remain soft, we did win strategic new business in North America and Asia," said Rob Cain, Adept's chief executive officer. "We continue to invest in our industrial and mobile products, and during the last quarter released new products focusing on ease of use and connectivity for our worldwide markets," Mr. Cain concluded.

Recent Highlights

  Accepted $1.0 million in additional orders from a key customer within the semiconductor space.
  Received a $1.1 million initial order through our partnership with a significant Asian-based systems integrator.
  Won new business with the Lynx mobile robot in the logistics segment.
  Restored margins to historical levels.

Quarterly Conference Call

Rob Cain, president and chief executive officer, and Michael Schradle, chief financial officer, will host an investor conference call Monday, May 13, 2013 at 4:00 P.M. Eastern Time, to review the Company's financial and operating performance for the third quarter of fiscal 2013. The call may also include statements regarding the Company's anticipated operational activities during the remainder of fiscal 2013. These statements will be forward-looking, and actual results may differ materially. The Company intends to continue its practice of not updating forward-looking statements or providing anticipated financial performance information except as is included in this press release. The call can be accessed by dialing 1-877-941-0844. International callers can dial 1-480-629-9835. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available over the Internet at www.adept.com in the Investor Relations section of our website. A webcast archive will also be available following the call's conclusion until the Company reports financial results for its fiscal 2013 fourth quarter.

Company Profile

Adept is a global, leading provider of intelligent robots and autonomous mobile solutions that enable customers to achieve precision, speed, quality and productivity in their assembly, handling, packaging, testing and logistical processes. With a comprehensive portfolio of high-performance motion controllers, application development software, vision-guidance technology and high-reliability robot mechanisms with autonomous capabilities, Adept provides specialized, cost-effective robotics systems and services to high-growth markets including Packaging, Medical, Electronics, and Logistics; as well as to traditional industrial markets including Automotive Components. More information is available at www.adept.com.

All trade names are either trademarks or registered trademarks of their respective holders.

Use of Non-GAAP Financial Information

In addition to presenting GAAP loss, we present non-GAAP adjusted EBITDA loss, which we define as earnings before interest expense, income taxes, depreciation and amortization, intangibles and goodwill impairment, merger and acquisition related expenses, stock compensation expense, and restructuring charges as a relevant measure of performance approximating operating cash flow, a metric commonly used among technology companies. We believe that this provides meaningful supplemental information to our investors regarding our ongoing operating performance, and it has been used as a basis for Adept's incentive compensation programs for our management team.

Adjusted EBITDA loss should be considered in addition to, and not as a substitute for, GAAP measures of financial performance. For more information on our adjusted EBITDA loss please see the table captioned "Reconciliation of GAAP net loss to Adjusted EBITDA loss" below. While we believe that adjusted EBITDA loss is useful as described above, it is incomplete and should not be used to evaluate the full performance of the Company or its prospects. Although historically infrequent, unpredictable and significantly variable and thus included in this adjustment, mergers and acquisitions expenses may occur in the future if additional acquisitions are pursued. Further, while we have incurred restructuring expense in the past, this is not a routine aspect of our operating activities and varies in amount and effect. Additionally, stock-based compensation has been, and will continue to be, a recurring expense as an important incentive component of employee compensation. GAAP net loss is the most complete measure available to evaluate all elements of our performance. Similarly, our Consolidated Statement of Cash Flows, as presented in our filings with the Securities and Exchange Commission, provides the full accounting for how we have decided to use resources provided to us from our customers and shareholders.

Forward-Looking Statements

This press release contains forward-looking statements including, without limitation, statements about our expectations about the impact of our restructuring and resulting cost reductions, new product introductions, opportunities in our core markets, and our ability to grow our customer base, revenues, and cash flow. Such statements are based on current expectations and projections about the Company's business. These statements are not guarantees of future performance and involve numerous risks and uncertainties that are difficult to predict. The Company's actual results could differ materially from those expressed in forward-looking statements for a variety of reasons, including but not limited to factors affecting our fluctuating operating results that are difficult to forecast or outside our control; our limited liquidity due to historical operating losses and negative cash flow, the effect of the current state of the manufacturing sector and other businesses of our customers; the effectiveness and unintended consequences of our restructuring actions and other expense-related matters; the impact of our acquired businesses and strategic plans on our cash resources and on the Company's operations, the Company's inability to accurately forecast or react quickly to changes in demand for our products; risks of technical and commercial acceptance of the Company's new or current products; the costs of international operations, sales and foreign suppliers and the impact of foreign currency exchange; the cyclicality of capital spending of the Company's customers and lack of long-term customer contracts; the highly competitive nature of and rapid technological change within the intelligent automation industry; the lengthy sales cycles for the Company's products; the Company's increasing investment in markets that are subject to increased regulation; risks associated with outsourced manufacturing and single sources of supply; and potential delays associated with the development and introduction of new products.

For a discussion of risk factors relating to Adept's business, see Adept's SEC filings, including the Company's annual report on Form 10-K for the fiscal year ended June 30, 2012, which includes the discussion in Management's Discussion and Analysis of Financial Condition and Results of Operations and Risk Factors.

– FINANCIALS FOLLOW –

ADEPT TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 30,	June 30,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$ 6,716	$ 8,722
Accounts receivable, less allowance for doubtful accounts of $715 at March 30, 2013 and $629 at June 30, 2012	8,946	11,905
Inventories	7,871	7,954
Other current assets	478	514
Total current assets	24,011	29,095

Property and equipment, net	1,739	2,292
Goodwill	1,493	2,967
Other intangible assets, net	1,130	1,686
Other assets	99	121
Total assets	$ 28,472	$ 36,161

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 5,884	$ 6,183
Line of credit	−	5,500
Accrued payroll and related expenses	1,633	2,006
Accrued warranty	1,063	1,243
Other accrued liabilities	1,980	2,040
Total current liabilities	10,560	16,972

Long-term liabilities:
Income tax payable, long-term	589	399
Other long-term liabilities	328	446
Total liabilities	11,477	17,817

Redeemable convertible preferred stock	7,737	−

Total stockholders' equity	9,258	18,344

Total liabilities, redeemable convertible preferred stock and stockholders' equity	$ 28,472	$ 36,161

ADEPT TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	March 30,	March 31,	March 30,	March 31,
	2013	2012	2013	2012

Revenues	$10,943	$17,476	$33,121	$49,247
Cost of revenues	6,267	10,301	20,303	28,290
Gross margin	4,676	7,175	12,818	20,957
Operating expenses:
Research, development and engineering	1,839	2,293	5,878	6,699
Selling, general and administrative	4,513	5,128	14,300	15,300
Restructuring charges	114	791	509	1,214
Amortization of intangibles	89	117	322	350
Impairment of intangible assets and goodwill	−	−	1,708	−
Total operating expenses	6,555	8,329	22,717	23,563

Operating loss	(1,879)	(1,154)	(9,899)	(2,606)

Interest income (expense), net	8	(59)	(41)	(172)
Currency exchange gain (loss)	213	(168)	109	(389)

Loss before income taxes	(1,658)	(1,381)	(9,831)	(3,167)
Provision from income taxes	96	157	198	198
Net loss	$ (1,754)	$ (1,538)	$ (10,029)	$ (3,365)

Effects of preferred stock
Less accretion of preferred stock to redemption value	24	−	49	−
Less dividends allocated to preferred stockholders	80	−	171	−
Net loss attributable to the company's common stockholders	$ (1,858)	$ (1,538)	$ (10,249)	$ (3,365)
Basic and diluted net loss per share attributable to common stockholders	$ (0.17)	$ (0.16)	$ (0.97)	$ (0.36)

Shares used in computing basic and diluted net loss per share attributable to common stockholders	10,704	9,398	10,542	9,352

ADEPT TECHNOLOGY, INC.
Reconciliation of GAAP Net Loss to Adjusted EBITDA Loss
(in thousands)

	Three Months ended March 30, 2013	Three Months ended December 29, 2012	Three Months ended March 31, 2012

Net loss	$ (1,754)	$ (5,215)	$ (1,538)
Interest expense, net	(8)	40	59
Income taxes	96	115	157
Depreciation	245	246	212
Amortization of intangibles	89	116	117
Stock compensation expense	88	246	151
Restructuring charges	114	392	791
Impairment of intangible assets and goodwill	−	1,708	−
Adjusted EBITDA loss	$ (1,130)	$ (2,352)	$ (51)
CONTACT: Michael Schradle
         Chief Financial Officer
         925-245-3400
         Investor.relations@adept.com